Exhibit 99.2

Ratio of Earnings to Fixed Charges

Year ended December 31. ($ in millions)	2009 (a)	2008 (a)	2007 (a)	2006 (a)	2005 (a)
Earnings
Consolidated net (loss) income from continuing operations	$(7,006)	$4,902	$(1,879)	$1,863	$2,057
Income tax expense (benefit) from continuing operations	77	(131)	514	31	1,084
Equity-method investee distribution	—	111	65	651	283
Equity-method investee (losses) earnings	(10)	533	5	(512)	(142)
Minority interest expense	1	1	2	9	(57)

Consolidated (loss) income from continuing operations before income taxes, minority interest, and income or loss from equity investees	(6,938)	5,416	(1,293)	2,042	3,225
Fixed charges	7,253	10,351	13,798	14,752	12,035

Earnings available for fixed charges	315	15,767	12,505	16,794	15,260
Fixed charges
Interest, discount, and issuance expense on debt	7,217	10,298	13,738	14,686	11,976
Portion of rentals representative of the interest factor	36	53	60	66	59

Total fixed charges	7,253	10,351	13,798	14,752	12,035
Preferred dividend requirements	1,224	—	192	22	—

Total fixed charges and preferred dividend requirements	$8,477	$10,351	$13,990	$14,774	$12,035
Ratio of earning to fixed charges (b)	0.04	1.52	0.91	1.14	1.27
Ratio of earnings to fixed charges and preferred dividend requirements (c)	0.04	1.52	0.89	1.14	1.27

(a)	During 2009, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. See Note 2 to the Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(b)	The ratio calculation indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficient amount for the ratio was $6,938 million for 2009 and $1,293 million for 2007.
(c)	The ratio calculation indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficient amount for the ratio was $8,162 million for 2009 and $1,485 million for 2007.